Exhibit 99.1

OUTFRONT Media Reports Fourth Quarter And Full Year 2025 Results

Fourth Quarter Revenues of $513.3 million

Operating income of $133.5 million

Net income attributable to OUTFRONT Media Inc. of $96.8 million, $0.55 earnings per diluted share

Adjusted OIBDA of $173.8 million

AFFO attributable to OUTFRONT Media Inc. of $129.5 million

Quarterly dividend of $0.30 per share, payable March 31, 2026

NEW YORK, February 25, 2026 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter and full year ended December 31, 2025.

“We finished the year with significant momentum, with revenue growth accelerating throughout 2025,” said Nick Brien, Chief Executive Officer of OUTFRONT Media. “Additionally, we are quite pleased to have delivered full-year AFFO growth above our guidance and look forward to carrying this momentum into 2026.”

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in Millions, except per share amounts	2025	2024	2025	2024
Revenues	$513.3	$493.2	$1,831.7	$1,830.9
Organic revenues	513.3	493.2	1,831.7	1,796.0
Operating income	133.5	111.1	293.5	425.5
Adjusted OIBDA	173.8	155.2	499.3	464.8
Net income before allocation to redeemable and non-redeemable noncontrolling interests	96.8	74.0	147.0	258.7
Net income[1]	96.8	74.0	147.0	258.2
Net income per share[1,2,3]	$0.55	$0.43	$0.82	$1.51
Funds From Operations (FFO)[1]	136.9	114.8	333.5	303.6
Adjusted FFO (AFFO)[1]	129.5	119.6	337.7	306.0
Shares outstanding[3]	177.0	171.8	169.2	170.8
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) References to "Net income", "Net income per share", “FFO” and “AFFO” mean "Net income attributable to OUTFRONT Media Inc.", "Net income attributable to OUTFRONT Media Inc. per common share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 2) References to “per share” mean per common share for diluted earnings per weighted average share; 3) Diluted weighted average shares outstanding.

Fourth Quarter 2025 Results

We currently manage our operations through two reportable operating segments — (1) Billboard and (2) Transit. On June 7, 2024, we sold all of our equity interests in Outdoor Systems Americas ULC and its subsidiaries (the “Transaction”), which held all of the assets of our outdoor advertising business in Canada (the “Canadian Business”). Prior to its sale, the Canadian Business comprised our International operating segment, which did not meet the criteria to be a reportable segment, and accordingly, was included in Other.

The following reported results include the historical results of the Canadian Business through the date of sale.

Consolidated
Reported revenues of $513.3 million increased $20.1 million, or 4.1%, for the fourth quarter of 2025 as compared to the same prior-year period.

Total operating expenses of $235.0 million decreased $2.4 million, or 1.0%, due to lost billboards, lower variable property lease expenses and production expenses, partially offset by higher transit franchise costs, including higher guaranteed minimum annual payments to the New York Metropolitan Transportation Authority (the “MTA”).

Selling, General and Administrative expenses (“SG&A”) of $111.2 million increased $1.6 million, or 1.5%, due primarily to higher professional fees, a higher provision for doubtful accounts, and travel and entertainment expenses, partially offset by lower credit card fees and lower compensation-related expenses, including severance and salaries.

Adjusted OIBDA of $173.8 million increased $18.6 million, or 12.0%, compared to the same prior-year period.

Segment Results

Billboard
Reported billboard segment revenues of $376.6 million increased $2.0 million, or 0.5%, due primarily to higher average revenue per display (yield) compared to the same prior-year period, driven by the impact of programmatic and direct sale advertising platforms on digital billboard revenues and higher proceeds from condemnations, partially offset by lost billboards in the period.

Operating expenses decreased $5.5 million, or 3.5%, due primarily to lost billboards, lower variable billboard property lease expenses and lower production expense.

SG&A expenses increased $2.3 million, or 3.5%, due primarily to a higher provision for doubtful accounts, higher professional fees and higher travel and entertainment expense.

Adjusted OIBDA of $156.2 million increased $5.2 million, or 3.4%, compared to the same prior-year period.

Transit
Reported transit segment revenues of $134.8 million increased $18.3 million, or 15.7%, due primarily to higher average revenue per display (yield) compared to the same prior-year period.

Operating expenses increased $3.3 million, or 4.3%, due primarily to higher transit franchise expenses and higher production expenses.

SG&A expenses increased $2.6 million, or 15.3%, due primarily to higher professional fees.

Adjusted OIBDA of $34.4 million increased $12.4 million, or 56.4%, compared to the same prior-year period.

Other
Reported revenues of $1.9 million decreased $0.2 million, or 9.5%, primarily driven by a decrease in third-party digital equipment sales.

Operating expenses decreased $0.2 million, or 11.8%, due primarily to a decrease in third-party digital equipment sales.

Adjusted OIBDA was $0.4 million, comparable to $0.4 million in the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, decreased $1.0 million, or 5.5%, to $17.2 million, due primarily to lower compensation-related expenses, partially offset by the impact of market fluctuations on an unfunded equity-linked retirement plan offered by the Company to certain employees.

Full Year 2025 Results

Consolidated
Reported revenues of $1,831.7 million increased $0.8 million for the year December 31, 2025, as compared to the same prior-year period.

Total operating expenses of $918.5 million decreased $30.5 million, or 3.2%, due primarily to lost billboards, the impact of the Transaction, and lower variable billboard property leases, partially offset by higher guaranteed minimum annual payments to the MTA.

SG&A expenses of $441.7 million decreased $6.2 million, or 1.4%, due primarily to the impact of the Transaction, lower credit card usage by customers, lower rent related to new offices in the first half of 2024 and lower compensation-related expenses, including severance and salaries, partially offset by higher professional fees, as a result of a management consulting project, and higher travel and entertainment expenses.

Adjusted OIBDA of $499.3 million increased $34.5 million, or 7.4%, compared to the same prior-year period.

Segment Results

Billboard
Reported billboard segment revenues of $1,391.4 million decreased $17.9 million, or 1.3%, reflecting the impact of lost billboards in the period, partially offset by an increase in average revenue per display (yield), including the impact of programmatic platforms on digital billboard revenues and higher proceeds from condemnations.

Operating expenses decreased $24.8 million, or 4.0%, due primarily to the impact of lost billboards and lower variable billboard property lease expenses, partially offset by higher maintenance and utilities, and higher site related costs.

SG&A expenses decreased $1.5 million, or 0.6%, primarily driven by lower credit card usage by customers and lower compensation-related expenses, partially offset by higher professional fees and higher travel and entertainment expenses.

Adjusted OIBDA of $528.9 million increased $8.4 million, or 1.6%, compared to the same prior-year period.

Transit
Reported transit segment revenues of $431.2 million increased $47.4 million, or 12.4%, due primarily to an increase in average revenue per display (yield), partially offset by the impact of new and lost transit franchise contracts.

Operating expenses increased $10.9 million, or 3.6%, due primarily to higher guaranteed minimum annual payments to the MTA due to inflation, as well as higher maintenance and utility costs, higher production costs, and higher site-related costs.

SG&A expenses increased $1.7 million, or 2.4%, due primarily to higher travel and entertainment expenses and higher compensation-related expenses, partially offset by lower credit card usage by customers.

Adjusted OIBDA was $43.1 million in 2025, an increase of $34.8 million, compared to the same prior-year period.

Other
Reported revenues of $9.1 million decreased $28.7 million, or 75.9%, primarily driven by the impact of the Transaction, partially offset by an increase in third-party digital equipment sales. Organic revenues increased $6.2 million, primarily driven by an increase in third-party digital equipment sales.

Operating expenses decreased $16.6 million, or 69.7%, primarily driven by the impact of the Transaction, partially offset by higher costs related to third-party digital equipment sales.

SG&A expenses decreased $11.1 million, or 99.1%, primarily driven by the impact of the Transaction.

Adjusted OIBDA of $1.8 million decreased $1.0 million, or 35.7%, compared to the same prior-year period.

Corporate
Corporate costs, excluding restructuring charges and stock-based compensation, increased $7.7 million, or 11.5%, due primarily to higher professional fees, including fees related to a management consulting project, higher compensation-related expenses, including severance, and the impact of market fluctuations on an unfunded equity-linked retirement plan offered by the Company to certain employees.

Interest Expense
Net interest expense in the fourth quarter of 2025 was $36.9 million, including amortization of deferred financing costs of $1.4 million, as compared to $36.6 million in the same prior-year period, including amortization of deferred financing costs of $1.5 million. The increase was due primarily to higher interest rates. The weighted average cost of debt as of December 31, 2025, was 5.3% as compared to 5.4% in the same prior-year period.

Income Taxes
The income tax provision decreased $0.5 million, or 83.3%, in the fourth quarter of 2025 as compared to the same prior-year period. Cash paid for income taxes in the year ended December 31, 2025, was $2.2 million.

Net Income Attributable to OUTFRONT Media Inc.
Net income attributable to OUTFRONT Media Inc. was $96.8 million in the fourth quarter of 2025, which increased $22.8 million, or 30.8%, compared to the same prior-year period. Diluted weighted average shares outstanding were 177.0 million for the fourth quarter of 2025 compared to 171.8 million for the same prior-year period. Net income attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.55 in the fourth quarter of 2025 as compared to $0.43 in the same prior-year period.

FFO
FFO attributable to OUTFRONT Media Inc. was $136.9 million in the fourth quarter of 2025, an increase of $22.1 million, or 19.3%, from the same prior-year period, driven primarily by higher net income.

AFFO
Starting at the end of 2025, we modified our calculation of AFFO to include amortization of direct lease acquisition costs instead of cash paid for direct lease acquisition costs, as management believes that this calculation of AFFO is a more appropriate measure of performance period-over-period and consistent with how we calculate FFO. Accordingly, relevant prior periods have been recast to conform to this presentation.

AFFO attributable to OUTFRONT Media Inc. was $129.5 million in the fourth quarter of 2025, an increase of $9.9 million, or 8.3%, from the same prior-year period, due primarily to higher Adjusted OIBDA, partially offset by higher maintenance capital expenditures.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities of $307.6 million for the year ended December 31, 2025, increased $8.4 million, or 2.8%, compared to $299.2 million during the same prior-year period, due primarily to higher net income, as adjusted for non-cash items, partially offset by the timing of receivables. Total capital expenditures increased $10.7 million, or 13.7%, to $88.8 million for the year ended December 31, 2025, compared to the same prior-year period, due primarily to increased growth in digital displays, increased maintenance spending for billboard display upgrades, and the renovation of certain office facilities, partially offset by the impact of the Transaction.

Dividends
In the year ended December 31, 2025, we paid cash dividends of $210.3 million, including $203.7 million on our common stock and vested restricted share units granted to employees and $6.6 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). We announced on February 25, 2025, that our board of directors has approved a quarterly cash dividend on our common stock of $0.30 per share payable on March 31, 2026, to stockholders of record at the close of business on March 6, 2026.

Balance Sheet and Liquidity
As of December 31, 2025, our liquidity position included unrestricted cash of $99.9 million and $494.9 million of availability under our $500.0 million revolving credit facility, net of $5.1 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility, and $150.0 million of additional availability under our accounts receivable securitization facility.  During the three months ended December 31, 2025, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. Total indebtedness as of December 31, 2025 was $2.6 billion, excluding $15.9 million of deferred financing costs, and includes a $500.0 million term loan, $450.0 million of senior secured notes, and $1.7 billion of senior unsecured notes.

On November 26, 2025, the remaining 125,000 shares of the Series A Preferred Stock were converted to 7,903,431 shares of our common stock. As of this conversion, there were no remaining shares of Series A Preferred Stock outstanding.

Conference Call
We will host a conference call to discuss the results on February 25, 2026 at 4:30 p.m. Eastern Time. The conference call numbers are 833-470-1428 (U.S. callers) and 646-844-6383 (International callers) and the passcode for both is 904133. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.outfront.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.outfront.com.

About OUTFRONT Media Inc.
OUTFRONT is one of the largest and most trusted out-of-home media companies in the U.S., helping brands connect with audiences in the moments and environments that matter most. As OUTFRONT evolves, it’s defining a new era of in-real-life (IRL) marketing, turning public spaces into platforms for creativity, connection, and cultural relevance. With a nationwide footprint across billboards, digital displays, transit systems, and other out-of-home formats, OUTFRONT turns creative into powerful real-world experiences. Its in-house agency, OUTFRONT STUDIOS, and award-winning innovation team, XLabs, deliver standout storytelling, supported by advanced technology and data tools that can drive measurable impact.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	Events & Communications
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with the impact of the Transaction (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, restructuring charges, and impairment charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, impairment charges, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and redeemable and non-redeemable noncontrolling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include amortization of direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes restructuring charges and losses on extinguishment of debt, as well as certain non-cash items, including non-real estate depreciation and amortization, impairment charges on non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our redeemable and non-redeemable noncontrolling interests, along with the non-cash portion of income taxes, and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-5 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our ability to operate our digital display platform; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; expectations relating to environmental, social and governance considerations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; the ability of our board of directors to revoke our REIT election at any time without stockholder approval; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 28, 2025. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenues	$513.3	$493.2	$1,831.7	$1,830.9
Expenses:
Operating	235.0	237.4	918.5	949.0
Selling, general and administrative	111.2	109.6	441.7	447.9
Restructuring charges	—	—	20.1	—
Net gain on dispositions	(4.9)	(7.3)	(2.3)	(160.9)
Impairment charges	—	—	—	17.9
Depreciation	21.0	24.0	90.6	79.5
Amortization	17.5	18.4	69.6	72.0
Total expenses	379.8	382.1	1,538.2	1,405.4
Operating income	133.5	111.1	293.5	425.5
Interest expense, net	(36.9)	(36.6)	(146.4)	(156.2)
Loss on extinguishment of debt	—	—	(0.6)	(1.2)
Other income, net	—	—	—	1.0
Income before provision for income taxes and equity in earnings of investee companies	96.6	74.5	146.5	269.1
Provision for income taxes	(0.1)	(0.6)	(2.0)	(11.0)
Equity in earnings of investee companies, net of tax	0.3	0.1	2.5	0.6
Net income before allocation to redeemable and non-redeemable noncontrolling interests	96.8	74.0	147.0	258.7
Net income attributable to redeemable and non-redeemable noncontrolling interests	—	—	—	0.5
Net income attributable to OUTFRONT Media Inc.	$96.8	$74.0	$147.0	$258.2

Net income attributable to OUTFRONT Media Inc. per common share:
Basic	$0.56	$0.44	$0.83	$1.54
Diluted	$0.55	$0.43	$0.82	$1.51

Weighted average shares outstanding:
Basic	170.3	162.1	167.8	161.9
Diluted	177.0	171.8	169.2	170.8

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 16

	As of
(in millions)	December 31, 2025	December 31, 2024
Assets:
Current assets:
Cash and cash equivalents	$99.9	$46.9
Receivables, less allowances of $23.2 in 2025 and $20.6 in 2024	365.7	305.3
Prepaid lease and transit franchise costs	5.1	4.0
Other prepaid expenses	21.9	17.8
Other current assets	11.1	11.8
Total current assets	503.7	385.8
Property and equipment, net	643.8	648.9
Goodwill	2,006.4	2,006.4
Intangible assets	612.0	652.0
Operating lease assets	1,521.5	1,503.8
Other assets	24.2	18.3
Total assets	$5,311.6	$5,215.2

Liabilities:
Current liabilities:
Accounts payable	$50.2	$51.4
Accrued compensation	72.3	56.7
Accrued interest	35.1	34.5
Accrued lease and franchise costs	72.2	82.8
Other accrued expenses	55.5	54.3
Deferred revenues	57.7	42.8
Short-term debt	—	10.0
Short-term operating lease liabilities	172.9	168.7
Other current liabilities	29.4	19.6
Total current liabilities	545.3	520.8
Long-term debt, net	2,583.4	2,482.5
Asset retirement obligation	34.0	33.9
Operating lease liabilities	1,374.7	1,351.8
Other liabilities	40.3	42.2
Total liabilities	4,577.7	4,431.2

Redeemable noncontrolling interests	22.0	13.6
Preferred stock (2025 - 50.0 shares authorized, and no shares of Series A Preferred Stock issued and outstanding; 2024 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding) (Note 11)	—	119.8

Commitments and contingencies

Stockholders’ equity:
Common stock (2025 - 450.0 shares authorized, and 175.2 shares issued and outstanding; 2024 - 450.0 shares authorized, and 166.0 shares issued or outstanding)	1.8	1.7
Additional paid-in capital	2,619.3	2,493.6
Distribution in excess of earnings	(1,910.8)	(1,846.2)
Accumulated other comprehensive loss	0.1	(0.1)
Total stockholders’ equity	710.4	649.0
Noncontrolling interests	1.5	1.6
Total liabilities and equity	$5,311.6	$5,215.2

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2025	2024
Operating activities:
Net income attributable to OUTFRONT Media Inc.	$147.0	$258.2
Adjustments to reconcile net income to net cash flow provided by operating activities:
Net income attributable to redeemable and non-redeemable noncontrolling interests	—	0.5
Depreciation and amortization	160.2	151.5
Deferred tax benefit	—	(1.2)
Stock-based compensation	30.0	30.8
Provision for doubtful accounts	6.6	5.7
Accretion expense	2.8	2.9
Net gain on dispositions	(2.3)	(160.9)
Loss on extinguishment of debt	0.6	1.2
Equity in earnings of investee companies, net of tax	(2.5)	(0.6)
Distributions from investee companies	0.6	1.1
Amortization of deferred financing costs and debt discount	5.8	6.1
Change in assets and liabilities, net of investing and financing activities:
Increase in receivables	(67.0)	(23.3)
(Increase) decrease in prepaid expenses and other current assets	(3.1)	0.1
Increase in accounts payable and accrued expenses	4.3	13.7
Increase in operating lease assets and liabilities	8.3	10.2
Increase in deferred revenues	14.9	5.1
Increase (decrease) in income taxes	(0.2)	0.7
Decrease in assets and liabilities held for sale, net	—	(2.1)
Other, net	1.6	(0.5)
Net cash flow provided by operating activities	307.6	299.2

Investing activities:
Capital expenditures	(88.8)	(78.1)
Acquisitions	(13.1)	(19.5)
MTA franchise rights	(19.6)	(12.0)
Proceeds from dispositions	6.3	317.6
Investment in investee companies	—	(1.2)
Return of investment in investee companies	1.5	0.7
Net cash flow provided by (used for) investing activities	(113.7)	207.5

Financing activities:
Proceeds from long-term debt borrowings	499.4	—
Repayments of long-term debt borrowings	(400.0)	(200.0)
Proceeds from borrowings under short-term debt facilities	90.0	145.0
Repayments of borrowings under short-term debt facilities	(100.0)	(200.0)
Payments of deferred financing costs	(5.5)	(0.3)
Taxes withheld for stock-based compensation	(14.5)	(7.8)
Purchase of redeemable noncontrolling interest	—	(23.9)
Dividends	(210.3)	(208.4)
Net cash flow used for financing activities	(140.9)	(495.4)

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 16

	Year Ended
	December 31,
(in millions)	2025	2024
Effect of exchange rate changes on cash and cash equivalents	—	(0.4)
Net increase in cash and cash equivalents	53.0	10.9
Cash and cash equivalents at beginning of year	46.9	36.0
Cash and cash equivalents at end of year	$99.9	$46.9

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2.2	$11.5
Cash paid for interest	140.9	151.6

Non-cash investing and financing activities:
Accrued purchases of property and equipment	$5.4	$7.0
Accrued MTA franchise rights	2.5	1.9
Taxes withheld for stock-based compensation	2.6	—

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 16

	Three Months Ended December 31, 2025
(in millions, except percentages)	Billboard	Transit	Other	Corporate	Consolidated
Revenues	$376.6	$134.8	$1.9	$—	$513.3

Organic revenues(a)	$376.6	$134.8	$1.9	$—	$513.3
Non-organic revenues(b)	$—	$—	$—	$—	$—

Operating income (loss)	$122.0	$35.0	$0.4	$(23.9)	$133.5
Restructuring charges	—	—	—	2.2	2.2
Net gain on dispositions	(0.1)	(4.8)	—	—	(4.9)
Depreciation	18.6	2.4	—	—	21.0
Amortization	15.7	1.8	—	—	17.5
Stock-based compensation	—	—	—	4.5	4.5
Adjusted OIBDA	$156.2	$34.4	$0.4	$(17.2)	$173.8

Adjusted OIBDA margin	41.5%	25.5%	21.1%	*	33.9%

	Three Months Ended December 31, 2024
(in millions, except percentages)	Billboard	Transit	Other	Corporate	Consolidated
Revenues	$374.6	$116.5	$2.1	$—	$493.2

Organic revenues(a)	$374.6	$116.5	$2.1	$—	$493.2
Non-organic revenues(b)	$—	$—	$—	$—	$—

Operating income (loss)	$119.0	$18.9	$0.4	$(27.2)	$111.1
Net gain on dispositions	(7.3)	—	—	—	(7.3)
Impairment charges	—	—	—	—	—
Depreciation	22.1	1.9	—	—	24.0
Amortization	17.2	1.2	—	—	18.4
Stock-based compensation	—	—	—	9.0	9.0
Adjusted OIBDA	$151.0	$22.0	$0.4	$(18.2)	$155.2

Adjusted OIBDA margin	40.3%	18.9%	19.0%	*	31.5%

	Year Ended December 31, 2025
(in millions, except percentages)	Billboard	Transit	Other	Corporate	Consolidated
Revenues	$1,391.4	$431.2	$9.1	$—	$1,831.7

Organic revenues(a)	$1,391.4	$431.2	$9.1	$—	$1,831.7
Non-organic revenues(b)	$—	$—	$—	$—	$—

Operating income (loss)	$374.6	$27.4	$1.8	$(110.3)	$293.5
Restructuring charges	8.4	3.7	—	8.0	20.1
Net (gain) loss on dispositions	1.8	(4.1)	—	—	(2.3)
Depreciation	81.4	9.2	—	—	90.6
Amortization	62.7	6.9	—	—	69.6
Stock-based compensation	—	—	—	27.8	27.8
Adjusted OIBDA	$528.9	$43.1	$1.8	$(74.5)	$499.3

Adjusted OIBDA margin	38.0%	10.0%	19.8%	*	27.3%

	Year Ended December 31, 2024
(in millions, except percentages)	Billboard	Transit	Other	Corporate	Consolidated
Revenues	$1,409.3	$383.8	$37.8	$—	$1,830.9

Organic revenues(a)	$1,409.3	$383.8	$2.9	$—	$1,796.0
Non-organic revenues(b)	$—	$—	$34.9	$—	$34.9

Operating income (loss)	$385.9	$(20.7)	$157.9	$(97.6)	$425.5
Net gain on dispositions	(5.9)	0.1	(155.1)	—	(160.9)
Impairment charges	—	17.9	—	—	17.9
Depreciation	72.5	7.0	—	—	79.5
Amortization	68.0	4.0	—	—	72.0
Stock-based compensation	—	—	—	30.8	30.8
Adjusted OIBDA	$520.5	$8.3	$2.8	$(66.8)	$464.8

Adjusted OIBDA margin	36.9%	2.2%	7.4%	*	25.4%

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Net income (loss) attributable to OUTFRONT Media Inc.	$96.8	$74.0	$147.0	$258.2
Depreciation of billboard advertising structures	16.6	18.4	72.8	59.5
Amortization of real estate-related intangible assets	15.0	16.5	60.2	65.5
Amortization of direct lease acquisition costs	13.5	13.3	56.1	58.4
Net gain on disposition of real estate assets	(4.9)	(7.3)	(2.3)	(160.9)
Impairment charges(c)	—	—	—	13.1
Adjustment related to redeemable and non-redeemable noncontrolling interests	(0.1)	(0.1)	(0.3)	(0.3)
Income tax effect of adjustments(d)	—	—	—	10.1
FFO attributable to OUTFRONT Media Inc.	$136.9	$114.8	$333.5	$303.6
Non-cash portion of income taxes	(0.1)	0.5	(0.2)	(0.5)
Cash paid for direct lease acquisition costs	(13.5)	(13.3)	(56.1)	(58.4)
Maintenance capital expenditures	(11.2)	(3.8)	(30.6)	(21.7)
Restructuring charges(e)	—	—	20.1	—
Other depreciation	4.4	5.6	17.8	20.0
Other amortization	2.5	1.9	9.4	6.5
Impairment charges on non-real estate assets(c)	—	—	—	4.8
Stock-based compensation	6.7	9.0	27.8	30.8
Non-cash effect of straight-line rent	1.7	2.7	7.7	10.7
Accretion expense	0.7	0.7	2.8	2.9
Amortization of deferred financing costs	1.4	1.5	5.8	6.1
Loss on extinguishment of debt	—	—	0.6	1.2
Adjustment related to non-controlling interests	—	—	(0.1)	—
Income tax effect of adjustments(d)	—	—	(0.8)	—
AFFO attributable to OUTFRONT Media Inc.(g)	$129.5	$119.6	$337.7	$306.0

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 16

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2025	2024	2025	2024
Adjusted OIBDA	$173.8	$155.2	$499.3	$464.8
Interest expense, net, less amortization of deferred financing costs	(35.5)	(35.1)	(140.6)	(150.1)
Cash paid for income taxes(f)	(0.2)	(0.1)	(2.2)	(1.4)
Maintenance capital expenditures	(11.2)	(3.8)	(30.6)	(21.7)
Equity in earnings of investee companies, net of tax	0.3	0.1	2.5	0.6
Non-cash effect of straight-line rent	1.7	2.7	7.7	10.7
Accretion expense	0.7	0.7	2.8	2.9
Other income, net	—	—	—	1.0
Adjustment related to redeemable and non-redeemable noncontrolling interests	(0.1)	(0.1)	(0.4)	(0.8)
Income tax effect of adjustments(d)	—	—	(0.8)	—
AFFO attributable to OUTFRONT Media Inc.(g)	$129.5	$119.6	$337.7	$306.0

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2025	2024	Change	2025	2024	Change
Operating expenses:
Billboard property lease	$115.1	$119.6	(3.8)%	$446.6	$482.8	(7.5)%
Transit franchise	62.3	59.5	4.7	243.2	238.1	2.1
Posting, maintenance and other	57.6	58.3	(1.2)	228.7	228.1	0.3
Total operating expenses	$235.0	$237.4	(1.0)	$918.5	$949.0	(3.2)

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 16

	Three Months Ended			Year Ended
(in millions, except	December 31,		%	December 31,		%
percentages)	2025	2024	Change	2025	2024	Change
Billboard:
Billboard property lease	$115.1	$119.6	(3.8)%	$446.6	$472.3	(5.4)%
Billboard posting, maintenance and other	37.6	38.6	(2.6)	149.3	148.4	0.6
Billboard operating expenses	$152.7	$158.2	(3.5)	$595.9	$620.7	(4.0)
Billboard SG&A expenses	$67.7	$65.4	3.5	$266.6	$268.1	(0.6)

Transit:
Transit franchise	$62.3	$59.5	4.7	$243.2	$236.3	2.9
Transit posting, maintenance and other	18.5	18.0	2.8	72.2	68.2	5.9
Transit operating expenses	$80.8	$77.5	4.3	$315.4	$304.5	3.6
Transit SG&A expenses	$19.6	$17.0	15.3	$72.7	$71.0	2.4

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS

(a)Organic revenues in 2024 exclude revenues associated with the impact of the sale of our equity interests in Outdoor Systems Americas ULC and its subsidiaries (the “Transaction”), which held all of the assets of our outdoor advertising business in Canada (“non-organic revenues”).
(b)In the twelve months ended December 31, 2024, non-organic revenues reflect the impact of the Transaction.
(c)Impairment charges related to our Transit reporting unit and MTA asset group.
(d)Income tax effect related to Restructuring charges in 2025 and net gain on disposition of real estate assets in 2024.
(e)Restructuring charges associated with a restructuring and reduction in force plan, consists of severance payments, employee benefits and related costs, and professional fees, and includes approximately $2.2 million in non-cash charges for stock-based compensation.
(f)Cash paid for income taxes in 2024 is presented in this table net of cash paid for income taxes related to a net gain on disposition of real estate assets associated with the Transaction.
(g)Starting at the end of 2025, we modified our calculation of AFFO to include amortization of direct lease acquisition costs instead of the cash paid for direct lease acquisition costs, as management believes that this calculation of AFFO is a more appropriate measure of performance period-over-period and consistent with how we calculate FFO. Accordingly, relevant prior periods have been recast to conform to this presentation.

* Calculation not meaningful